Exhibit 15

November 4, 2005

Pentair, Inc.

5500 Wayzata Boulevard

Suite 800

Golden Valley, Minnesota

We have performed a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Pentair, Inc. and Subsidiaries (the Company) for the periods ended October 1, 2005 and October 2, 2004 as indicated in our report dated November 4, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 1, 2005, is incorporated by reference in Registration Statement Nos. 33-38534, 33-45012, 333-80159, 333-12561, 333-62475, 333-75166, 333-115429, 333-115430, 333-115432 and 333-126693.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota